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                        Consent of Independent Auditors



We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" in the Statement of Additional Information for the Delaware Group Equity Funds IV, Inc. - DelCap Fund (formerly Delaware Group DelCap Fund, Inc. - Concept I Series) and to the incorporation by reference in this Post-Effective Amendment No. 21 to the Registration Statement (Form N-1A No. 33-442) of Delaware Group Equity Funds IV, Inc. - Concept I Series) of our report dated November 8, 1996, included in the 1996 Annual Report to Shareholders of Delaware Group Equity Funds IV, Inc. - DelCap Fund (formerly Delaware Group DelCap Fund, Inc. - Concept I Series).



                                        /s/ Ernst & Young LLP
                                        ---------------------------
                                        Ernst & Young LLP


Philadelphia, Pennsylvania
November 26, 1996